EXHIBIT 99.1

Prospectus Supplement Summary–Third Quarter Financial Information

Although we have not reached the end of the third quarter of 2007 and, therefore, we do not have final results for the third quarter of 2007, we currently expect that our aircraft lease rental revenues will increase from the comparable period of 2006 due primarily to the purchase of additional aircraft.  As of September 24, 2007, all of the 109 aircraft we owned were on lease and our contractual lease rental revenue for these aircraft was $35.6 million per month.